                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549


                                 SCHEDULE 13G
                                (Rule 13d-102)


INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1 (b), (c)
          AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2 (b)
                             (Amendment No._____)*


                          Loudeye Technologies, Inc.
--------------------------------------------------------------------------------
                               (Name of Issuer)

                                 Common Stock
--------------------------------------------------------------------------------
                        (Title of Class of Securities)

                                   545754103
--------------------------------------------------------------------------------
                                (CUSIP Number)

                                 March 2, 2001
--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [_] Rule 13d-1(b)

     [X] Rule 13d-1(c)

     [_] Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                        (Continued on following pages)


                                 Page 1 of 15
                      Exhibit Index Contained on Page 14

 CUSIP # 545745103                                                Page 2 of 15
------------------------------------------------------------------------------
      NAME OF REPORTING PERSONS
 1.   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

      Generation Capital Partners L.P. ("GCP")

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2.                                                             (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3.

------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4.
      Delaware
------------------------------------------------------------------------------
                          SOLE VOTING POWER
     NUMBER OF       5.
                          2,151,545 shares, except that Generation Capital
      SHARES              Company LLC ("GCC"), the general partner of
                          Generation Partners L.P. ("GP"), the general partner
   BENEFICIALLY           of GCP, may be deemed to have sole voting power with
                          respect to such shares and Mark E. Jennings
     OWNED BY             ("Jennings"), John A. Hawkins ("Hawkins") and
                          Paul F. Balser ("Balser"), the managing members of
       EACH               GCC, may be deemed to have shared voting power with
                          respect to such shares.
    REPORTING
                   -----------------------------------------------------------
      PERSON              SHARED VOTING POWER
                     6.
       WITH               See response to row 5.

                   -----------------------------------------------------------
                          SOLE DISPOSITIVE POWER
                     7.
                          2,151,545 shares, except that GCC, the general partner of GP, the general partner of GCP, may be deemed to have sole dispositive power with respect to such shares and Jennings, Hawkins and Balser, the managing members of GCC, may be deemed to have shared dispositive power with respect to such shares.

                   -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
                     8.
                          See response to row 7.

------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9.
      2,151,545
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10.
                                                                    [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11.
      5.8%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12.
      PN
------------------------------------------------------------------------------

                   *    SEE INSTRUCTIONS BEFORE FILLING OUT!

 CUSIP # 545745103                                                Page 3 of 15
------------------------------------------------------------------------------
      NAME OF REPORTING PERSONS
 1.   SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

      Generation Partners L.P. ("GP")

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2.                                                             (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3.

------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4.
      Delaware
------------------------------------------------------------------------------
                          SOLE VOTING POWER
     NUMBER OF       5.
                          2,151,545 shares, all of which are directly owned by
      SHARES              Generation Capital Partners L.P. ("GCP"). Generation
                          Capital Company LLC ("GCC"), the general partner of
   BENEFICIALLY           GP, the general partner of GCP, may be deemed to have
                          sole voting power with respect to such shares and Mark
     OWNED BY             E. Jennings ("Jennings"), John A. Hawkins ("Hawkins")
                          and Paul F. Balser ("Balser"), the managing members of
       EACH               GCC, may be deemed to have shared voting power with
                          respect to such shares.
    REPORTING

      PERSON       -----------------------------------------------------------
                          SHARED VOTING POWER
       WITH          6.
                          See response to row 5.

                   -----------------------------------------------------------
                          SOLE DISPOSITIVE POWER
                     7.
                          2,151,545 shares, all of which are directly owned by GCP. GCC, the general partner of GP, may be deemed to have sole dispositive power with respect to such shares and Jennings, Hawkins and Balser, the managing members of GCC, may be deemed to have shared dispositive power with respect to such shares.

                   -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
                     8.
                          See response to row 7.

------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9.
      2,151,545
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10.
                                                                    [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11.
      5.8%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12.
      PN
------------------------------------------------------------------------------

                   *    SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP # 545754103                                                 Page 4 of 15
-----
------------------------------------------------------------------------------
      NAME OF REPORTING PERSONS
 1.   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

      Generation Parallel Management L.P. ("GPM")

------------------------------------------------------------------------------

      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2.                                                             (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3.


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4.
      Delaware
------------------------------------------------------------------------------
                          SOLE VOTING POWER
     NUMBER OF       5.
                          73,248 shares, 72,513 of which are owned by State
      SHARES              Board of Administration of Florida, which is managed
                          by GPM. Generation Capital Company LLC ("GCC"), the
   BENEFICIALLY           general partner of GPM, may be deemed to have sole
                          voting power with respect to such shares and Mark E.
     OWNED BY             Jennings ("Jennings"), John A. Hawkins ("Hawkins") and
                          Paul F. Balser ("Balser"), the managing members of
       EACH               GCC, may be deemed to have shared voting power with
                          respect to such shares.
    REPORTING
                   -----------------------------------------------------------
      PERSON              SHARED VOTING POWER
                     6.
       WITH               See response to row 5.

                   -----------------------------------------------------------
                          SOLE DISPOSITIVE POWER
                     7.
                          73,248 shares, 72,513 of which are owned by State Board of Administration of Florida, which is managed by GPM. GCC, the general partner of GPM, may be deemed to have sole dispositive power with respect to such shares and Jennings, Hawkins and Balser, the managing members of GCC, may be deemed to have shared dispositive power with respect to such shares.

                   -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
                     8.
                          See response to row 7.
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9.
      73,248
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10.
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11.
      0.0%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12.
      PN
------------------------------------------------------------------------------

                   *    SEE INSTRUCTIONS BEFORE FILLING OUT

CUSIP # 545754103                                                 Page 5 of 15
------------------------------------------------------------------------------
      NAME OF REPORTING PERSONS
 1.   SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

      State Board of Administration of Florida ("SBAF")

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2.                                                             (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3.


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4.
      Delaware
------------------------------------------------------------------------------
                          SOLE VOTING POWER
     NUMBER OF       5.
                          72,513 shares, except that Generation Capital Company
      SHARES              LLC ("GCC"), the general partner of Generation
                          Parallel Management L.P. ("GPM"), the manager of SBAF,
   BENEFICIALLY           may be deemed to have sole voting power with respect
                          to such shares and Mark E. Jennings ("Jennings"), John
     OWNED BY             A. Hawkins ("Hawkins") and Paul F. Balser ("Balser"),
                          the managing members of GCC, may be deemed to have
       EACH               shared voting power with respect to such shares.

    REPORTING      -----------------------------------------------------------
                          SHARED VOTING POWER
      PERSON         6.
                          See response to row 5.
       WITH
                   -----------------------------------------------------------
                          SOLE DISPOSITIVE POWER
                     7.
                          72,513 shares, except that GCC, the general partner GPM, the manager of SBAF, may be deemed to have sole dispositive power with respect to such shares and Jennings, Hawkins and Balser, the managing members of GCC, may be deemed to have shared dispositive power with respect to such shares.

                   -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
                     8.
                          See response to row 7.

------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9.
      72,513
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10.
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11.
      0.0%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12.
      OO
------------------------------------------------------------------------------

                   *    SEE INSTRUCTIONS BEFORE FILLING OUT

CUSIP # 545754103                                                 Page 6 of 15
-----
------------------------------------------------------------------------------
      NAME OF REPORTING
 1.   SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Generation Capital Company LLC ("GCC")

------------------------------------------------------------------------------

      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2.                                                             (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3.


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4.
      Delaware
------------------------------------------------------------------------------
                          SOLE VOTING POWER
     NUMBER OF       5.
                          2,224,793 shares, 2,151,545 of which are directly
      SHARES              owned by Generation Capital Partners L.P. ("GCP"), 735
                          of which are directly owned by Generation Parallel
   BENEFICIALLY           Management L.P. ("GPM"), and 72,513 of which are
                          directly owned by State Board of Administration of
     OWNED BY             Florida ("SBAF"). GCC, the general partner of GPM, the
                          manager of SBAF, and the general partner of Generation
       EACH               Partners L.P. ("GP"), the general partner of GCP, may
                          be deemed to have sole voting power with respect to
    REPORTING             such shares and Mark E. Jennings ("Jennings"), John A.
                          Hawkins ("Hawkins") and Paul F. Balser ("Balser"), the
      PERSON              managing members of GCC, may be deemed to have shared
                          voting power with respect to such shares.
       WITH
                     -----------------------------------------------------------
                          SHARED VOTING POWER
                     6.
                          See response to row 5.

                   -----------------------------------------------------------
                          SOLE DISPOSITIVE POWER
                     7.
                          2,224,793 shares, 2,151,545 of which are directly owned by GCP, 735 of which are directly owned by GPM, and 72,513 of which are directly owned by SBAF.
                          GCC, the general partner of GPM, the manager of SBAF, and the general partner of GP, the general partner of GCP, may be deemed to have sole dispositive power with respect to such shares and Jennings, Hawkins and Balser, the managing members of GCC, may be deemed to have shared dispositive power with respect to such shares.

                   -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
                     8.
                          See response to row 7.

------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9.
      2,224,793
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10.
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11.
      6.0%
------------------------------------------------------------------------------
      TYPE OR REPORTING PERSON*
12.
      OO
------------------------------------------------------------------------------

                   *    SEE INSTRUCTIONS BEFORE FILLING OUT

CUSIP # 545754103                                                 Page 7 of 15
------------------------------------------------------------------------------
      NAME OF REPORTING PERSONS
 1.   SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

      Mark E. Jennings ("Jennings")

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2.                                                             (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3.


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4.
      U.S. Citizen
------------------------------------------------------------------------------
                          SOLE VOTING POWER
     NUMBER OF       5.
                          0 shares.
      SHARES
                   -----------------------------------------------------------
   BENEFICIALLY           SHARED VOTING POWER
                     6.
     OWNED BY             2,224,793 shares, 2,151,545 of which are directly
                          owned by Generation Capital Partners L.P. ("GCP"), 735
       EACH               of which are directly owned by Generation Parallel
                          Management L.P. ("GPM"), and 72,513 of which are owned
     REPORTING            directly by State Board of Administration of Florida
                          ("SBAF"). Jennings is a managing member of Generation
       PERSON             Capital Company LCC ("GCC"), the general partner of
                          Generation Partners L.P. ("GP"), the general partner
        WITH              of GCP, the general partner of GPM, the manager of
                          SBAF, and may be deemed to have shared voting power with respect to such shares.

                   -----------------------------------------------------------
                          SOLE DISPOSITIVE POWER
                     7.
                          0 shares.

                   -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
                     8.
                          2,224,793 shares, 2,151,545 of which are directly owned by GCP, 735 of which are directly owned by GPM, and 72,513 of which are directly owned by SBAF. Jennings is a managing member of GCC, the general partner of GP, the general partner of GCP, the general partner of GPM, the manager of SBAF, and may be deemed to have shared dispositive power with respect to such shares.

------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9.
      2,224,793
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10.
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11.
      6.0%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12.
      IN
------------------------------------------------------------------------------

                   *    SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP # 545754103                                                 Page 8 of 15
------------------------------------------------------------------------------
      NAME OF REPORTING PERSONS
 1.   SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

      John A. Hawkins ("Hawkins")

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2.                                                             (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3.


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4.
      U.S. Citizen
------------------------------------------------------------------------------
                          SOLE VOTING POWER
     NUMBER OF       5.
                          0 shares.
      SHARES
                   -----------------------------------------------------------
   BENEFICIALLY           SHARED VOTING POWER
                     6.
     OWNED BY             2,224,793 shares, 2,151,545 of which are directly
                          owned by Generation Capital Partners L.P. ("GCP"), 735
       EACH               of which are directly owned by Generation Parallel
                          Management L.P. ("GPM"), and 72,513 of which are owned
    REPORTING             directly by State Board of Administration of Florida.
                          ("SBAF"). Jennings is a managing member of Generation
      PERSON              Capital Company LCC ("GCC"), the general partner of
                          Generation Partners L.P. ("GP"), the general partner
       WITH               of GCP, the general partner of GPM, the manager of
                          SBAF, and may be deemed to have shared voting power
                          with respect to such shares.
                   -----------------------------------------------------------
                          SOLE DISPOSITIVE POWER
                     7.
                          0 shares.
                   -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
                     8.
                          2,224,793 shares, 2,151,545 of which are directly owned by GCP, 735 of which are directly owned by GPM, and 72,513 of which are directly owned by SBAF.
                          Jennings is a managing member of GCC, the general partner of GP, the general partner of GCP, the general partner of GPM, the manager of SBAF, and may be deemed to have shared dispositive power with respect to such shares.

------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9.
      2,224,793
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10.
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11.
      6.0%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12.
      IN
------------------------------------------------------------------------------

                   *    SEE INSTRUCTIONS BEFORE FILLING OUT

CUSIP # 545754103                                                 Page 9 of 15
------------------------------------------------------------------------------
      NAME OF REPORTING PERSONS
 1.   SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

      Paul F Balser ("Balser")

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2.                                                             (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3.


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4.
      U.S. Citizen
------------------------------------------------------------------------------
                          SOLE VOTING POWER
     NUMBER OF       5.
                          0 shares.
      SHARES
                   -----------------------------------------------------------
   BENEFICIALLY           SHARED VOTING POWER
                     6.
     OWNED BY             2,224,793 shares, 2,151,545 of which are directly
                          owned by Generation Capital Partners L.P. ("GCP"), 735
       EACH               of which are owned by Generation Parallel Management
                          L.P. ("GPM"), and 72,513 of which are directly owned
    REPORTING             by State Board of Administration of Florida ("SBAF").
                          Balser is a managing member of Generation Capital
      PERSON              Company ("GCC"), the general partner of Generation
                          Partners L.P. ("GP"), the general partner of GCP, the
       WITH               general partner of GPM, the manager of SBAF, and may
                          be deemed to have shared voting power with respect to
                          such shares.
                   -----------------------------------------------------------
                          SOLE DISPOSITIVE POWER
                     7.
                          0 shares.
                   -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
                     8.
                          2,224,793 shares, 2,151,545 of which are directly owned by GCP, 735 of which are owned by GPM, and 72,513 of which are directly owned by SBAF. Balser is a managing member of GCC, the general partner of GP, the general partner of GCP, the general partner of GPM, the manager of SBAF, and may be deemed to have shared dispositive power with respect to such shares.

------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9.
      2,224,793
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10.
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11.
      6.0%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12.
      IN
------------------------------------------------------------------------------

                   *    SEE INSTRUCTIONS BEFORE FILLING OUT

CUSIP # 545754103                                                  Page 10 of 15



ITEM 1(a).     NAME OF ISSUER:
               ---------------


               Loudeye Technologies, Inc.

ITEM 1(b).     ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
               ------------------------------------------------

               Loudeye Technologies, Inc.
               Times Square Building
               414 Olive Way, Suite 500
               Seattle, WA, 98101

ITEM 2(a).     NAME OF PERSONS FILING:
               -----------------------

               This Statement is filed by Generation Capital Partners L.P., a Delaware limited partnership ("GCP"), Generation Partners L.P., a Delaware limited partnership and the general partner of GCP ("GP"), Generation Parallel Management L.P., a Delaware limited partnership ("GPM") and manager of State Board of Administration of Florida ("SBAF"), Generation Capital Company LLC, a Delaware limited liability company and the general partner of GP ("GCC"), and Mark E. Jennings ("Jennings"), John A. Hawkins ("Hawkins") and Paul F. Balser, the managing members of GCC. The foregoing entities and individuals are collectively referred to as the "Reporting Persons."

               GCC, the general partner of GP, the general partner of GCP, the general partner of GPM, the manager of SBAF, may be deemed to have sole power to vote and sole power to dispose of shares of the issuer directly owned by GCP, GPM and SBAF. Jennings, Hawkins and Balser are managing members of GCC and may be deemed to have shared power to vote and shared power to dispose of shares of the issuer directly owned by GCP, GPM and SBAF.


ITEM 2(b).     ADDRESS OF PRINCIPAL BUSINESS OFFICE, OR, IF NONE, RESIDENCE:
               -------------------------------------------------------------

               The address of the principal business office for each of the Reporting Persons is:

               Generation Partners
               551 Fifth Avenue, Suite 3100
               New York, NY 10176

ITEM 2(c)      CITIZENSHIP:
               ------------

               GCP, GPM, GP are Delaware limited partnerships and GCC is a Delaware limited liability company and Jennings, Hawkins and Balser are United States citizens.

ITEM 2(d).     TITLE OF CLASS OF SECURITIES:
               -----------------------------


               Common Stock

ITEM 2(e).     CUSIP NUMBER:
               -------------

               CUSIP # 545754103

ITEM 3.        Not Applicable
               --------------

CUSIP # 545754103                                                  Page 11 of 15



ITEM 4.        OWNERSHIP:
               ----------


               The following information with respect to the ownership of the Common Stock of the issuer by the persons filing this Statement is provided as of March 2, 2001:

                    (a)  Amount beneficially owned:
                         -------------------------

                         See Row 9 of cover page for each Reporting Person.


                    (b)  Percent of Class:
                         ----------------

                         See Row 11 of cover page for each Reporting Person.


                    (c)  Number of shares as to which such person has:
                         --------------------------------------------

                              (i)   Sole power to vote or to direct the vote:
                                    ----------------------------------------

                                    See Row 5 of cover page for each Reporting
                                    Person.

                              (ii)  Shared power to vote or to direct the vote:
                                    ------------------------------------------

                                    See Row 6 of cover page for each Reporting
                                    Person.

                              (iii) Sole power to dispose or to direct the
                                    --------------------------------------
                                    disposition of:
                                    --------------

                                    See Row 7 of cover page for each Reporting
                                    Person.

                              (iv)  Shared power to dispose or to direct the
                                    ----------------------------------------
                                    disposition of:
                                    --------------

                                    See Row 8 of cover page for each Reporting
                                    Person.

ITEM 5.        OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:
               ---------------------------------------------

               If this Statement is being filed to report the fact that as of the date hereof the Reporting Persons have ceased to be the beneficial owners of more than five percent of the class of securities, check the following [ ].

ITEM 6.        OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:
               ---------------------------------------------------------------

               Under certain circumstances set forth in the limited partnership agreements of GCP, GPM and GP and the limited liability company agreement of GCC, the general partners, or members, as the case may be, of each of such entities may be deemed to have the right to receive dividends from, or the proceeds from, the sale of shares of the issuer owned by each such entity of which they are a partner or member.

CUSIP # 545754103                                                  Page 12 of 15



ITEM 7.        IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH
               ---------------------------------------------------------
               ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING
               -------------------------------------------------------------
               COMPANY:
               -------

               Not applicable.

ITEM 8.        IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:
               ---------------------------------------------------------

               Not applicable

ITEM 9.        NOTICE OF DISSOLUTION OF GROUP:
               ------------------------------

               Not applicable

ITEM 10.       CERTIFICATION:
               -------------

               Not applicable

CUSIP # 545754103                                                  Page 13 of 15



                                   SIGNATURE
                                   ---------

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  March 2, 2001



Entities:
Generation Capital Partners L.P.
Generation Partners L.P.
Generation Parallel Management L.P.
Generation Capital Company LLC
State Board of Administration of Florida

                                                  By:  /s/ Mark E. Jennings
                                                     ---------------------------
                                                     Managing Member
Individuals:

                                                  By:  /s/ Mark E. Jennings
                                                     ---------------------------
Mark E. Jennings                                     Managing Member
John A. Hawkins
Paul F. Balser
                                                  By:  /s/ John A. Hawkins
                                                     ---------------------------
                                                     Managing Member

                                                  By:  /s/ Paul F. Balser
                                                     ---------------------------
                                                     Managing Member

CUSIP # 545754103                                                  Page 14 of 15



                                 EXHIBIT INDEX
                                 -------------

                                                                     Found on
                                                                   Sequentially
Exhibit                                                            Numbered Page
-------                                                            -------------

Exhibit A:  Agreement of Joint Filing                                   15

CUSIP # 545754103                                                  Page 15 of 15



                                   EXHIBIT A
                                   ---------


                           Agreement of Joint Filing
                           -------------------------

          The undersigned hereby agree that a single Schedule 13G (or any amendment thereto) relating to the Common Stock Loudeye Technologies, Inc. shall be filed on behalf of each of the undersigned and that this Agreement shall be filed as an exhibit to such Schedule 13G.

Date:  March 2, 2001


Entities:

Generation Capital Partners L.P.
Generation Partners L.P.
Generation Parallel Management L.P.
Generation Capital Company LLC
State Board of Administration of Florida

                                                  By:  /s/ Mark E. Jennings
                                                     ---------------------------
                                                     Managing Member
Individuals:

                                                  By:  /s/ Mark E. Jennings
                                                     ---------------------------
Mark E. Jennings                                     Managing Member
John A. Hawkins
Paul F. Balser
                                                  By:  /s/ John A. Hawkins
                                                     ---------------------------
                                                     Managing Member

                                                  By:  /s/ Paul F. Balser
                                                     ---------------------------
                                                     Managing Member